Exhibit (a)(17)

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

AMENDMENT NO. 16 TO THE AGREEMENT

AND DECLARATION OF TRUST

This Amendment No. 16 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective February 18, 2011, the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, under Article V, Section 2 of the Declaration of Trust, the Trustees have full power and authority, in their sole discretion and without obtaining shareholder approval, to abolish any one or more series or classes of shares; and

WHEREAS, on February 18, 2011, the Trustees unanimously voted to approve the reorganization of the Global Tactical Asset Allocation Portfolio of the Trust into the Global Tactical Asset Allocation Fund, a newly-created series of the Northern Funds, and to authorize the officers of the Trust to execute and deliver, on behalf of the Portfolio such instruments, certificates and other documents necessary to carry out the contemplated transactions;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The Global Tactical Asset Allocation Portfolio is abolished and terminated.

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.